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                                                                     Exhibit 18

                                           April 17, 1995

Forest Oil Corporation
1500 Colorado National Building
950 Seventeenth Street
Denver, CO 80202

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Forest Oil Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and have reported thereon under date of March 30, 1995, except as to Note 17 which is as of April 17, 1995. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 1994. As stated in Note 1 to those financial statements, the Company changed its method of accounting for oil and gas sales from the sales method to the entitlements method and states that the newly adopted accounting principle is preferable in the circumstances because the entitlements method allows for recognition of revenue based on the Company's actual share of jointly owned production and provides a better matching of revenue and related expenses. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Forest Oil Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                           Very truly yours,

                                           KPMG Peat Marwick LLP